Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended March
Net Income–As Reported (See Notes)	2018	2017

Traditional Electric Operating Companies	$612	$432
Southern Power	121	70
Southern Company Gas	279	239
Total	1,012	741
Parent Company and Other	(74)	(83)
Net Income–As Reported	$938	$658

Basic Earnings Per Share[1]	$0.93	$0.66

Average Shares Outstanding (in millions)	1,011	993
End of Period Shares Outstanding (in millions)	1,012	995

Non-GAAP Financial Measures	Three Months Ended March
Net Income–Excluding Items (See Notes)	2018	2017

Net Income–As Reported	$938	$658
Estimated Loss on Kemper IGCC[2]	44	108
Tax Impact	(11)	(41)
Loss on Plant Scherer Unit 3[3]	—	33
Tax Impact	—	(13)
Acquisition, Integration, and Disposition Costs[4]	62	4
Tax Impact	(5)	(1)
Wholesale Gas Services[5]	(139)	(114)
Tax Impact	35	46
Earnings Guidance Comparability Items:
Equity Return Related to Kemper IGCC Schedule Extension[6]	—	(23)
Tax Impact	—	(5)
Adoption of Tax Reform[7]	(31)	—
Net Income–Excluding Items	$893	$652

Basic Earnings Per Share–Excluding Items	$0.88	$0.66

-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes

(1) For the three months ended March 31, 2018 and 2017, dilution does not change basic earnings per share by more than 1 cent and is not material.

(2) Earnings for the three months ended March 31, 2018 and 2017 include charges related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi (Kemper IGCC) that significantly impacted the presentation of earnings and earnings per share. Additional pre-tax cancellation costs of up to $50 million are expected to occur during the remainder of 2018 and 2019.

(3) Earnings for the three months ended March 31, 2017 include a $32.5 million write-down ($20 million after tax) of Gulf Power Company's ownership of Plant Scherer Unit 3 as a result of its 2017 retail rate case settlement. Further charges are not expected to occur.

(4) Earnings for the three months ended March 31, 2018 and 2017 include costs related to the acquisition and integration of Southern Company Gas and earnings for the three months ended March 31, 2018 include costs related to the pending dispositions of Elizabethtown Gas, Elkton Gas, and Pivotal Home Solutions. The costs associated with the Pivotal Home Solutions transaction include a goodwill impairment charge of $42 million. Further costs are expected to continue to occur in connection with integration activities and closing the dispositions; however, the amount and duration of such expenditures is uncertain.

(5) Earnings for the three months ended March 31, 2018 and 2017 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(6) Earnings for the three months ended March 31, 2017 include allowance for funds used during construction (AFUDC) equity as a result of extending the Kemper IGCC construction schedule beyond November 30, 2016, as assumed when Southern Company issued its 2017 guidance. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to guidance. Management also used such measures to evaluate Southern Company's 2017 performance. AFUDC equity ceased in connection with the project's suspension in June 2017.

(7) Earnings for the three months ended March 31, 2018 include additional net tax benefits as a result of implementing federal tax reform legislation, which was signed into law on December 22, 2017. During the current period, Southern Company obtained and analyzed additional information that was not initially available or reported as provisional amounts at December 31, 2017. Additional adjustments are expected until Southern Company's 2017 federal income tax return is complete and provisional estimates are actualized during the measurement period ending December 31, 2018. Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to guidance. Management also uses such measures to evaluate Southern Company's performance.